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Exhibit 10.4

THIRD AMENDMENT TO ASSET AND LAND PURCHASE AGREEMENT

        THIS THIRD AMENDMENT TO ASSET AND LAND PURCHASE AGREEMENT ("Third Amendment") is executed as of the 22nd day of June, 2000 by and among STARWOOD HOTELS & RESORTS WORLDWIDE, INC., SHERATON GAMING CORPORATION and SHERATON DESERT INN CORPORATION (collectively, "Sellers") and VALVINO LAMORE, LLC ("VL"), STEPHEN A. WYNN ("WYNN"), RAMBAS MARKETING CO., LLC., a Nevada limited liability company ("Rambas") and DESERT INN WATER COMPANY, LLC, a Nevada limited liability company ("DIWC"; together with Rambas, Wynn and VL, the "Purchaser").

RECITALS

        A.    Sellers and Purchaser executed that certain Asset and Land Purchase Agreement dated as of April 28, 2000 pursuant to which Sellers have agreed to sell and Purchaser has agreed to purchase The Desert Inn Hotel and Casino and other related assets (the "Original Purchase Agreement").

        B.    The Original Purchaser Agreement was amended by a First Amendment to Asset and Land Purchase Agreement, executed as of May 26, 2000 (the "First Amendment") and Purchaser's rights and obligations under the Original Purchase Agreement, as amended, were partially assigned to Rambas and DIWC pursuant to Assignment and Assumption Agreements.

        C.    The Original Purchase Agreement was further amended by a Second Amendment to Asset and Land Purchase Agreement, executed as of June 16, 2000 (the "Second Amendment"). The Original Purchase Agreement as amended by the First Amendment and the Second Amendment and as partially assigned, is referred to herein as the "Purchase Agreement").

        D.    Purchasers have now received all Gaming Permits approvals necessary to consummate the transactions contemplated by the Agreement, as heretofore amended, and the parties therefore intend to close this transaction on site at the Business effective as of 12:01 a.m., June 23, 2000.

        E.    In preparation for the Closing, the parties have found themselves in dispute over a number of items which they wish to resolve fully and finally prior to Closing.

        NOW, THEREFORE, in consideration of the foregoing Recitals, the covenants and agreements set forth below and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

AMENDMENT

        1.    Capitalized terms not otherwise defined herein shall have the meanings assigned to them in them in the Purchase Agreement.

        2.    The Purchase Agreement is hereby amended by adding thereto new Section 1.4 as follows:

  "Section 1.4. Short-Term Disability Claims. Sellers maintain a blanket short-term disability insurance policy for their employees through a self-funded short-term disability policy administered through Hartford Insurance Companies ("STD Policy"). Sellers have advised Purchaser and Purchaser has agreed that it would not be practical to terminate the STD Policy as to the Business prior to June 30, 2000 (the "Term Date"). Accordingly:

              (i)  Sellers shall receive a credit and Purchaser a debit as against the Purchase Price in the amount of $46,646.59, reflecting Sellers' liability not reflected in the books and records of SDIC for days of disability pay ("Disability Days") Sellers will be required to pay attributable on account of Disability Days from and after June 23, 2000, under currently pending claims under the STD Policy.

            (ii)  Sellers will be responsible (a) to administer all claims made on the STD Policy prior to the Term Date and (b) to pay, without reimbursement, for any Disability Days occurring through June 22, 2000 for which claims are made within 90 days of the occurrence or purported occurrence giving rise to such claim; notwithstanding anything to the contrary contained in the Purchase Agreement, claims for such Disability Days shall not be deemed included in Assumed Liabilities;

            (iii)  Purchaser shall be responsible (a) to pay all Disability Days incurred from and after Closing, whether or not such Disability Days relate to a disability first occurring or commencing before or after Closing and (b) to pay or, at Purchaser's sole cost and expense, defend against claims for Disability Days occurring prior to June 23, 2000 which were not timely reported (i.e. within 90 days of the occurrence or purported occurrence) and the liability therefor shall, in each case, notwithstanding any provision to the contrary, constitute and be included as an Assumed Liability. Sellers will invoice Purchaser in one or more installments for any such Disability Day, and Purchaser shall, on presentation of appropriate back-up materials as required below, reimburse Sellers within ten (10) days of invoice therefor, or in the case of clause (b) commence, at its costs, defense there against. Purchaser agrees that such invoices not paid when due shall bear interest at 10% per annum until paid. Sellers shall provide such reasonable back-up materials as are necessary to allow Purchaser to evaluate the claims submitted, if any. Sellers have advised Purchaser of Sellers' normal practice of invoicing individual properties covered under the STD Policy only after the end of each calendar year. Sellers reserve the right, at their sole discretion, to continue such practice or to invoice Purchaser periodically.

            (iv)  Sellers shall cause the STD Policy to be terminated as to the Business for periods commencing from and after July 1, 2000 and Purchaser shall be solely responsible for its own short term disability policies from and after such date.

        3.    Section 1.5 of the Purchase Agreement, including without limitation all references therein to GAAP and or to consistency with "past practices", is hereby deemed amended and modified to reflect each of the following agreements of the parties, which shall apply in the calculation of both the Estimated Closing Net Capital Working Amount and for the final calculations of the Closing Net Working Capital:

          (a)  The "Capital Expenditure Adjustment Amount" is $16,097.

          (b)  Current liabilities shall be deemed to include only 35.565% (632, divided by 1,777) of the face amount of liabilities for chips and tokens outstanding on Sellers' books and records as of Closing.

          (c)  Reserves of 37% of face amounts of accounts receivable shall be conclusively deemed reasonable, consistent with SDIC's past practices and the Reference Balance Sheet, GAAP and sound accounting practices in the hotel and casino industry. Purchaser's sole inquiry, pursuant to Section 1.5(b) of the Purchase Agreement and otherwise, with respect to the net amount of accounts receivable included in Closing Net Working Capital shall be to verify the existence of a marker, evidence of indebtedness or other documentation supporting the face amount of each account receivable.

          (d)  Purchaser will not acquire Sellers' cash in bank or Rimtech cash and such items have therefore been excluded from current assets.

          (e)  The Estimated Closing Net Working Capital Amount shall be conclusively $3,335,000, which amount is based on the SDIC balance sheet dated as of May 31, 2000, adjusted as shown on the worksheet attached hereto as Schedule 1.

            (f)  For purposes of determining Closing Net Working Capital, room receipts for rooms occupied during the night on which the Closing shall occur (i.e., from the night of June 22, 2000 to the morning of June 23, 2000), shall be divided equally between Seller and Purchaser, with Sellers' one half share being credited to the Closing Net Working Capital.

          (g)  As Purchaser completes the initial "true-up" of current assets and current liabilities, including the initial results of pre-Closing/Closing counts of inventory, cash on hand, chips and tokens, and accounts receivable, as well as general ledger, subledgers and final data concerning Sellers' liability for the Starwood Preferred Guest Program, currently estimated at $47,000, Purchaser will promptly and in all events within fifteen (15) days following the Closing deliver to Sellers all relevant data and Backup Material regarding such items. Upon receipt of all such data and Backup Material, Sellers shall have an additional fifteen (15) days within which to finalize and deliver to Purchaser Seller's updated calculation of Estimated Net Closing Working Capital (the "Updated Calculation"). Purchaser shall then have the balance of the original ninety (90) day period contemplated by Section 1.5 (b) of the Purchase Agreement, to deliver to Sellers Purchaser's calculation of Closing Net Working Capital and Backup Material. The failure of Purchaser to provide such calculation and such Backup Material shall be conclusively deemed Purchaser's acceptance of the Updated Calculation if Sellers have submitted same, or of Sellers' calculation of Estimated Closing Net Working Capital ($3,335,000) if Sellers shall fail timely to submit the Updated Calculation.

        Subsection (g), above, shall not be construed to supersede the dispute resolution provisions set forth in Section 1.5 (c) of the Purchase Agreement. However, to the extent of any inconsistency between the terms of this Section 3 and the terms of the Original Purchase Agreement and any prior amendment thereto, the terms of this Section 3 shall be controlling.

        4.    Section 2.2 of the Purchase Agreement is hereby amended to reflect the following:

              (i)  Closing shall take place at the offices of the Business, The Desert Inn Resort & Casino, 3145 Las Vegas Boulevard South, Las Vegas, Nevada 89109, at 12:01 a.m., June 23, 2000.

            (ii)  The items referred to in Section 2.2(b)(ii)-(iv) shall be accomplished by delivery to Escrowee of the documents referred to therein on or before the close of business June 22, 2000, with all of which items and documents Sellers' counsel and Purchaser's counsel have acknowledged their satisfaction.

            (iii)  Escrowee, through an authorized representative, shall attend the Closing, shall countersign Closing escrow instructions approved by Sellers and Purchaser, shall issue an undertaking in favor of Purchaser and Sellers to disburse funds and record all recordable documents immediately upon the opening of business on June 23, 2000, and shall cause Escrowee's parent corporation, Commonwealth Land Title Insurance Company, to issue an insured closing letter in favor of Sellers which is satisfactory to Sellers in their sole discretion.

            (iv)  Section 2.2(d)(i) is hereby deleted in its entirety.

        5.    Purchaser acknowledges that from time to time since the date of the Original Purchase Agreement Sellers have, directly or through their counsel, advised Purchaser of additional facts, including litigation and additional contracts, not previously scheduled in the Original Purchase Agreement. Purchaser further acknowledges that with respect to those Contracts for which consent is required in connection with the assignment thereof, Sellers have requested such consents, the majority of which requests have not been answered. Sellers make no representation or warranty as to the efficacy of any assignment or purported assignment of such Contracts.

        6.    With respect to Section 6.6 of the Purchase Agreement, the parties acknowledge that they have not yet received PUC approval for the transfer of the DIIC Shares. Accordingly, solely for purposes of agreeing upon the form of documentation and to avoid the necessity of a subsequent closing, the parties are, concurrently with the Closing, depositing with Escrowee undated lost certificate affidavits, stock powers, assignment and assumption agreements and other documents, including undated resignations of certain officers and directors of DIIC and have instructed Escrowee to withhold from the Purchase Price to be disbursed to Sellers at Closing the amount of the DIIC Shares Consideration, which monies shall not be disbursed to Sellers except upon lawful transfer of the DIIC Shares. The parties agree that the DIIC Shares Consideration shall constitute that portion of the Purchase Price which is allocable to the DIIC Shares, which the parties agree is $17,500.

        7.    The draft escrow settlement statement, attached hereto as Schedule 2, accurately reflects the Parties' agreement as to allocation of the purchase price to Real Property Assets and the Starwood Timeshare Interests and the DI Timeshare Interests.

        8.    Section 11.1 of the Purchase Agreement is hereby amended as follows:

          (a)  The provision in Clause (r) of the definition of "Assets" set forth in Section 11.1 of the Purchase Agreement is amended to provide as follows:

      "provided, however, an amount equal to 64.435% of the liabilities represented by the chips and tokens in circulation shall be excluded from the calculation of Closing Net Working Capital and the obligation to redeem all chips and tokens shall be an Assumed Liability."

          (b)  The definition of Assumed Liabilities is amended by adding the following to the end of Subsection (i) thereof, prior to ";":

      "and keno tickets"

        9.    Sellers shall receive a credit at Closing for the sum of outstanding charges due under the Occupancy Agreement dated May 26, 2000 between SDIC on the one hand and Wynn and VL on the other hand, and subject to Section 3(g) of this Amendment, Purchaser shall receive a credit at Closing in the amount of $47,000 representing the liability under the Starwood Preferred Guest Program.

        10.  Pursuant to Section 2.1(e) of the Purchase Agreement, Purchaser has notified Sellers of Purchaser's objection to the lis pendens filed June 21, 2000, in connection with Case No. A415224 (the "Lis Pendens") as an Unpermitted Exception. Sellers have accordingly caused Title Company to commit to issue the Title Policy without showing as an exception thereto the Lis Pendens.

        11.  The Purchase Agreement, as modified by this Amendment, shall continue in full force and effect, and this Amendment shall constitute a part of the Purchase Agreement. All references in the Purchase Agreement to itself shall be deemed references to the Purchase Agreement as amended hereby.

        IN WITNESS WHEREOF, the parties have hereunto caused this Second Amendment to be duly executed as of the date first above written.

STARWOOD HOTELS & RESORTS WORLDWIDE, INC.
By:	/s/ THOMAS M. SMITH
	Name: Title:	Thomas Smith Senior Vice President
SHERATON GAMING CORPORATION
By:	/s/ THOMAS M. SMITH
	Name: Title:	Thomas Smith Vice President
SHERATON DESERT INN CORPORATION
By:	/s/ MARK LEFEVER
	Name: Title:	Mark Lefever COO/CFO, Vice President
VALVINO LAMORE, LLC
By:	/s/ STEPHEN A. WYNN
	Name: Title:	Stephen A. Wynn Sole Member
/s/ STEPHEN A. WYNN Stephen A. Wynn, an individual
DESERT INN WATER COMPANY, LLC, A NEVADA LIMITED LIABILITY COMPANY
By:	/s/ STEPHEN A. WYNN
	Name: Title:	Stephen A. Wynn Sole Member
RAMBAS MARKETING CO., LLC, A NEVADA LIMITED LIABILITY COMPANY LLC
By:	Valvino Lamore
Its: Sole Member
	By:	/s/ STEPHEN A. WYNN
		Name: Title:	Stephen A. Wynn Sole Member

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  Exhibit 10.4
THIRD AMENDMENT TO ASSET AND LAND PURCHASE AGREEMENT